PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income	$17,380	$16,538	$33,938	$35,129
Minority interests	3,391	3,046	6,491	6,675
Interest expense	990	1,012	1,983	2,119

Earnings from operations available to cover fixed charges	$21,761	$20,596	$42,412	$43,923

Fixed charges	$990	$1,012	$1,983	$2,119
Preferred stock dividends	12,757	12,757	25,513	25,425
Preferred partnership distributions	1,752	1,752	3,504	3,351

Combined fixed charges and preferred distributions	$15,499	$15,521	$31,000	$30,895

Ratio of earnings from operations to fixed charges	22.0	20.4	21.4	20.7

Ratio of earnings from operations to combined fixed charges and preferred distributions	1.4	1.3	1.4	1.4

	2007	2006	2005	2004	2003
Income from continuing operations	$68,666	$62,937	$59,674	$46,564	$46,326
Minority interests in continuing operations	13,009	16,268	16,262	24,785	29,638
Interest expense	4,130	2,575	1,330	3,054	4,015

Earnings from continuing operations available to cover fixed charges	$85,805	$81,780	$77,266	$74,403	$79,979

Fixed charges	$4,130	$2,575	$1,330	$3,054	$4,015
Preferred stock dividends	50,937	47,933	43,011	33,020	15,784
Preferred partnership distributions	6,854	11,155	10,651	20,245	19,240

Combined fixed charges and preferred distributions	$61,921	$61,663	$54,992	$56,319	$39,039

Ratio of earnings from continuing operations to fixed charges	20.8	31.8	58.1	24.4	19.9

Ratio of earnings from continuing operations to combined fixed charges and preferred distributions	1.4	1.3	1.4	1.3	2.0

PS BUSINESS PARKS, INC.
EXHIBIT 12
STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited, in thousands, except ratio data)
Supplemental Disclosure of Ratio of Funds from Operations (“FFO”) to Fixed Charges:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
FFO	$31,382	$29,991	$61,979	$59,584
Interest expense	990	1,012	1,983	2,119
Minority interest in income — preferred units	1,752	1,752	3,504	3,351
Preferred stock dividends	12,757	12,757	25,513	25,425

FFO available to cover fixed charges	$46,881	$45,512	$92,979	$90,479

Fixed charges	$990	$1,012	$1,983	$2,119
Preferred stock dividends	12,757	12,757	25,513	25,425
Preferred partnership distributions	1,752	1,752	3,504	3,351

Combined fixed charges and preferred distributions paid	$15,499	$15,521	$31,000	$30,895

Ratio of adjusted FFO to fixed charges	47.4	45.0	46.9	42.7

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.0	2.9	3.0	2.9

	2007	2006	2005	2004	2003
FFO (1)	$122,405	$106,235	$102,463	$97,214	$97,448
Interest expense	4,130	2,575	1,330	3,054	4,015
Minority interest in income — preferred units	6,854	11,155	10,651	20,245	19,240
Preferred stock dividends	50,937	47,933	43,011	33,020	15,784

FFO available to cover fixed charges	$184,326	$167,898	$157,455	$153,533	$136,487

Fixed charges	$4,130	$2,575	$1,330	$3,054	$4,015
Preferred stock dividends (2)	50,937	44,553	43,011	31,154	15,784
Preferred partnership distributions (2)	6,854	9,789	10,350	17,106	19,240

Combined fixed charges and preferred distributions paid	$61,921	$56,917	$54,691	$51,314	$39,039

Ratio of adjusted FFO to fixed charges	44.6	65.2	118.4	50.3	34.0

Ratio of adjusted FFO to combined fixed charges and preferred distributions paid	3.0	2.9	2.9	3.0	3.5

(1)	FFO has been adjusted to include the effect of impairment charges.

(2)	Excludes EITF Topic D-42 distributions.